EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (the “Agreement”) is made between the Kay M. Gumbinner Trust, a Virginia trust (“Holder”) and Innovative Logistics Techniques, Inc. a Virginia corporation and Innolog Holdings Corporation, a Nevada corporation, each with its principal place of business in Virginia (together, “Innolog”) (collectively referred to as the “Parties”).

RECITALS

A.           Innolog has entered into 3 promissory notes in favor of Holder: a Secured Promissory Note, dated February 7, 2011, in the principal amount of 75,000, a Secured Promissory Note, dated February 9, 2011, in the principal amount of 25,000, a Secured Promissory Note, dated February 15, 2011, in the principal amount of 50,000, (each a “Note” and collectively, the “Notes”).  The total principal amount due and owing under the Notes is $150,000 (the “Total Principal Amount”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Notes.

B.           The Notes were all due and payable at 5 pm on February 22, 2011.

C.           Each of the Notes is past due and in default and as such has incurred Late Fees that total $15,000 (the “Current Late Fee”).

D.           Each of the Notes contains a Confession of Judgment and a requirement to immediately file UCC-1 Financing Statements and security interests in the accounts receivable of Innolog as of February 23, 2011.

E.           The Holder is willing to extend the Maturity Date on the Notes in exchange for the consideration described herein, but without waiving the Current Late Fee.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the Parties, and in further consideration of the covenants and promises, agreements and premises set forth below, the Parties agree as follows:

1.           Binding Effect of Recitals.  The above Recitals are incorporated into this Agreement by reference.

2.           Extension of Maturity Date. The Maturity Date under the Notes is hereby modified from February 22, 2011 to March 7, 2011.

3.           Extension Fee.  In consideration of Holder extending the Maturity Date and not filing the Confession of Judgments and security interests, Innolog shall pay to Holder an extension fee of fifteen thousand dollars ($15,000), which is in addition to the Current Late Fee that is now due and owing.  There shall not be any additional Innolog warrants issued in connection with this extension.  The Extension Fee, along with the Current Late Fee and the Total Principal Amount, for a total of $180,000, shall be due and payable on or before the Maturity Date.

4.           Notes.  All of the other terms of the Notes shall remain in full force and effect and Holder shall have and maintain all of its rights thereunder, including having additional Late Fees if the Notes are not repaid in full on or before the new Maturity Date.

5.           Authority to Execute Agreement/Signatures. The Parties warrant that they are fully empowered and authorized to execute this Agreement and that the person signing on behalf of each party is fully authorized to do so.  The Parties warrant and represent that there are no additional entities or persons affiliated with any of the parties hereto who are necessary to effectuate this Agreement.

6.           Miscellaneous. This Agreement may be executed in two or more identical counterparts, all of which constitute one and the same Agreement.  Facsimile and electronic signatures will have the same force and effect as originals.

IN WITNESS WHEREOF, the Holder and Innolog have executed this Agreement as of the date set forth below.

KAY M. GUMBINNER TRUST,	INNOVATIVE LOGISTICS TECHNIQUES, INC.
Trustee or its Duly Authorized and Empowered Representative or Attorney in Fact	INNOLOG HOLDINGS CORPORATION

By:	By:

Robert Gumbinner,	William P. Danielczyk, Chairman & Executive
Trustee	Chairman

Dated as of: February 26, 2011	Dated as of: February 26, 2011